EXHIBIT 21

SUBSIDIARIES OF ROCKVILLE FINANCIAL, INC. AND ROCKVILLE BANK

Subsidiary of Rockville Financial, Inc.:

Rockville Bank

Subsidiaries of Rockville Bank:

SBR Mortgage Company

SBR Investment Corp., Inc.

Rockville Financial Services, Inc.

Rockville Bank Commercial Properties, Inc.

Rockville Bank Residential Properties, Inc.

Rockville Bank Mortgage, Inc.